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                                                                   Exhibit 10.5

                                            November 8, 2006

Mr. Jean-Marc Stiegemeier
Chairman & Chief Executive Officer
One IP Voice, Inc.
22 Prestige Park Circle
East Hartford, CT 06108

Dear Mr. Stiegemeier:

      This will confirm our understanding that Wall Street Consultants, Inc. ("Consultants") has been retained as financial public relations counsel to One IP Voice, Inc. ("OIPV") beginning November 8, 2006 (the "Effective Date") and continuing until canceled as hereinafter provided at a cash fee of $7,500 per month, payable in advance on the first day of each month, plus the reimbursement of reasonable out-of-pocket expenses, payable on receipt of an itemized statement thereof (provided, however, that the approval of OIPV shall be required for any expenses in excess of $750.00 in the aggregate, per month). In addition, subject to approval of OIPV's Board of Directors at its next meeting, for each full 12 month period that this agreement is in effect OIPV shall grant Consultants options to purchase as many shares as could be purchased for $100,000 of the Company's Common Stock under the Company's 2002 Stock Option Plan (the "Stock Plan"). Such option shall have a term of five-years and an exercise price per share equal to the closing sale price of the Common Stock quoted on the OTC Bulletin Board, the Nasdaq Stock Market or The Pink Sheets, or the closing price quoted on any national or regional securities exchange on which such securities are listed on the date of the grant (provided that if the Common Stock is not traded on the Nasdaq Stock Market, Over-The-Counter Bulletin Board or The Pink Sheets Quotation System or on a national or regional securities exchange, the exercise price per share shall equal the fair market value of each share of Common Stock as shall be determined by OIPV's Board of Directors), which option shall be evidenced by OIPV's standard form of Non-Qualified Option agreement attached hereto as Exhibit A. The options shall have piggyback registration rights and will vest at the rate of one-twelfth per month; provided, however, that the options shall not vest unless Consultants, on the vesting date, is and has been at all times since the date of the option agreement, a consultant to the Company. Wall Street Consultants, Inc. represents that it is an "Accredited Investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

      At the conclusion of 12 months, should this contract not be canceled by either party on 90 days prior written notice as set forth below, or modified, by mutual agreement, the same terms will pertain to the next 12 month period, using the anniversary date of this agreement as the option grant date. OIPV agrees to maintain and reserve a sufficient number of authorized and unissued shares of common stock for future exercise of any additional stock options granted pursuant to the preceding paragraph.
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      Consultants shall provide OIPV the public relations services outlined in
Exhibit B hereto. Consultants' personnel will be thoroughly trained and familiar with all equipment or aspects of work and have practical experience so as to be capable of using discretion and independent judgment in performing work. Such personnel will perform the services in a professional manner in accordance with the highest industry standards.

      This agreement may be canceled by either party on ninety (90) days written notice. Upon the termination of this Agreement all options granted to employee, other than vested options, shall immediately terminate. For this purpose (and all other purposes of this agreement), the ninety (90) day period following notice of termination shall be considered part of the retainer period.

      It is understood that during the 90 day period following notice of termination, OIPV will continue to honor its fee arrangement to Consultants, plus reimbursement of expenses as provided above, and that Consultants will continue the completion of any work undertaken on behalf of OIPV.

      Any disputes arising under or in connection with the interpretation of this Agreement or the rights and obligations of the parties hereto shall be resolved by arbitration in the City of New York under the rules of the American Arbitration Association then obtaining. The decision of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York or any court having jurisdiction. The costs and expenses, including counsel fees, shall be borne by each of the parties or as the arbitrator(s) may determine at the request of any party.

      It is further understood that as your financial public relations counsel we must in all instances rely upon the accuracy and completeness of the information supplied to us by OIPV its officers and directors. In that connection, OIPV assumes full responsibility for the accuracy and completeness of such information, and One IP Voice, Inc. agrees to indemnify Consultants and pay the reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses), of Consultants in any suit or proceeding arising out of or related to the inaccuracy or incompleteness of such information.

      In turn, Consultants acknowledges that OIPV is a publicly traded company. Consultants agrees (i) to issue no press releases on behalf of OIPV which have not had the prior clearance of Mr. Jean-Marc Stiegemeier, Chairman & Chief Executive Officer or any other corporation officer he may designate, and (ii) at any time shall use its best efforts to ensure that none of its actions shall cause OIPV to violate United States federal and state securities laws.
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      If this agreement meets with your approval, please sign one copy and return it to me while retaining the other copy for your files, along with two checks representing (i) the first month's fee, and (ii) a security deposit in an amount equal to three-months' fees For your convenience, we are providing our checking account information at The Bank of New York, account #6300659452, ABA Routing #021202719 so that you may remit payment via bank wire transfer.

                                        Very truly yours,


                                        /s/ Donald Kirsch
                                        -----------------
                                        Donald Kirsch
                                        President

DK/ss

AGREED TO:

One IP Voice, Inc.


/s/ Jean-Marc Stiegemeier
-------------------------
Jean-Marc Stiegemeier
Chairman & Chief Executive Officer



Dated:  11-8-06